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                                                                     EXHIBIT 3.2

                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]



To the Securities Commission or similar regulatory authority in each of the provinces of Canada

November 22, 2002

Dear Sirs/Mesdames:

RE: ENERPLUS RESOURCES FUND (THE "FUND")

We are the auditors of the Fund and under date of October 16, 2002 we reported on the following consolidated financial statements of the Fund included and incorporated by reference in the short form base PREP prospectus (the "Prospectus") relating to the sale and issue of trust units:

     Consolidated balance sheet as at December 31, 2001;

     Consolidated statements of income, accumulated income, accumulated cash distributions and cash flows for the year ended December 31, 2001.

The Prospectus also includes and incorporates by reference the following unaudited interim consolidated financial statements of the Fund:

     Consolidated balance sheet as at September 30, 2002;

     Consolidated statements of income, accumulated income, accumulated cash distributions and cash flows for the three and nine months ended September 30, 2002 and 2001.

We have not audited any financial statements of the Fund as at any date or for any period subsequent to December 31, 2001. Although we have performed an audit for the year ended December 31, 2001, the purpose and therefore the scope of the audit was to enable us to express our opinion on the financial statements as at December 31, 2001 and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express an opinion on the above-mentioned unaudited interim consolidated financial statements, or on the financial position, results of operations or cash flows of the Fund as at any date or for any period subsequent to December 31, 2001.

We have, however, performed a review of the unaudited interim consolidated financial statements of the Fund as at September 30, 2002 and for the three and nine months ended September 30, 2002 and 2001. We performed our review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity's auditor. Such an interim review consists principally of applying analytical procedures to financial data, and making enquiries of, and having discussions with, persons responsible for financial and accounting matters. An interim review is substantially less in scope than an audit, whose objective is the expression of an opinion regarding the financial statements. An interim

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November 22, 2002
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review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

Based on our review, we are not aware of any material modification that needs to be made for these unaudited interim consolidated financial statements to be in accordance with Canadian generally accepted accounting principles.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

/s/ "Deloitte & Touche LLP"

Chartered Accountants